Exhibit 99.1

Press  Release

Hilb Rogal & Hobbs Company

Contact:    Carolyn Jones

4951 Lake Brook Drive, Suite 500

Phone:

 (804) 747-3108

Glen Allen, Virginia 23060

Fax:

 (804) 747-6046

FOR IMMEDIATE RELEASE

October 20, 2003

HILB ROGAL & HOBBS COMPANY REPORTS

THIRD QUARTER RESULTS

RICHMOND, VA -- Hilb Rogal & Hobbs Company (NYSE:HRH), the world’s 10th largest insurance and risk management intermediary, reported financial results today for the third quarter and nine months ended September 30, 2003. The results are consistent with the preliminary outlook, which the company stated in an October 9, 2003 press release.

For the third quarter, total revenues were $139.4 million, compared with $128.5 million a year ago, an increase of 8.5%. Commissions and fees rose 8.1% to $137.1 million during the quarter, compared with $126.8 million during the same period last year, primarily reflecting acquisitions, reduced organic growth and moderating premium rate increases.  Net income for the quarter was $18.4 million, compared with $17.2 million a year ago, an increase of 6.6%, or $0.50 per share compared with $0.53 per share.  Dilutive weighted average shares outstanding for the quarter increased 10.1% from a year ago, reflecting acquisition-related share issuances--primarily for Hobbs Group, LLC (Hobbs)--and a public offering.  Operating net income in 2003 was $19.9 million, or $0.55 per share, compared with $17.2 million, or $0.53 per share, a year ago, an increase of 15.9%.

For the first nine months, total revenues rose 29.9% to $420.9 million from $324.1 million a year ago. Commissions and fees increased 29.8% to $415.5 million from $320.2 million last year, reflecting the trends identified above for the quarter, in addition to the acquisition of Hobbs and higher contingent and override commissions, which are heavily weighted in the first quarter. Net income for the nine months was $55.5 million, or $1.53 per share, compared with $48.9 million, or $1.53 per share, in 2002, an increase of 13.6%.  Operating net income for the nine months was $60.3 million, or $1.67 per share, compared with $45.0 million, or $1.41 per share, a year ago, an increase of 34.1%.  The per share amount for the nine months is based on an 11.1% higher dilutive share count than the prior year for the reasons noted above for the quarter.

Organic growth, defined as the change in commissions and fees before the effect of acquisitions and divestitures, was 3.4% for the third quarter and 6.5% for the nine months.  As announced previously, the company now believes organic growth for the full year 2003 will be in the 5% to 7% range.  The operating margin for 2003 was 27.7% for both the quarter and the nine months, compared with 27.0% and 26.7%, respectively, for the corresponding year-ago periods.  Continued incremental margin improvement remains one of HRH's key financial objectives.

Martin L. (Mell) Vaughan, III, chairman and chief executive officer said, “We were surprised and disappointed by the third quarter results. Industry trends, including lower than expected premium increases, particularly in complex property insurance, program redesigns induced by client economic pressures, and legislative uncertainties in executive benefits, weighed on results. In addition, an unexpected productivity lull at Hobbs occurred after the earn-out. Of course, for any given quarter, revenues will vary based on the timing of net new business, policy renewals and billings.”

(CONTINUED)

HILB ROGAL & HOBBS COMPANY REPORTS

THIRD QUARTER RESULTS – Continued

Vaughan continued, “HRH's strategic priorities are focused on accelerating growth regardless of industry conditions. We are melding the strengths of our combined organizations and establishing an integrated sales and sales management model, which will increasingly contribute to our performance. We believe that the changes will lead, over time, to superior client service, sustained organic growth, and, together with a strong and disciplined acquisition program, delivering targeted earnings growth. Enthusiasm for the new structure and sales model is strong throughout the company--particularly at Hobbs, which has been a source of strength and leadership for HRH.”

Robert B. Lockhart, who was named HRH's president and chief operating officer in August, and appointed to HRH's Board of Directors in September, will play a central role in executing HRH's growth strategies.  Lockhart stated, "The refined sales process, a cornerstone of Hobbs’ growth, strongly focusing on teams, tracking and accountability, was successfully implemented in the Northeast region and is now being introduced throughout the rest of the company.  We are excited about the future growth benefits of this proven sales process."

Vaughan concluded, "The integration plan is really about leveraging our network of people, products and expertise to serve our clients as a premier insurance services provider.  The key tenets of the integration were developed collaboratively, approved and endorsed by the leadership, and are currently being announced and launched.  While the organization has a new name and identity, we continue our commitment to our long-term goal of sustaining 15% to 20% growth in annual operating earnings per share."

The company cautions readers that the statements contained herein regarding the company’s future operations and business prospects are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results.  For more details on factors that could affect expectations, see the company’s Annual Report on Form 10-K for the year ended December 31, 2002, as filed with the Securities and Exchange Commission.

Hilb Rogal & Hobbs Company is the nation’s seventh largest insurance and risk management intermediary.  With offices located throughout the United States, HRH assists clients in managing their risks in areas such as property and casualty, employee benefits and many other areas of specialized exposure.  The company is traded on the New York Stock Exchange, symbol HRH, and is ranked as the 10th largest insurance and risk management intermediary in the world. Additional information about HRH, including instructions for the quarterly conference call, may be found at www.hrh.com.

(CONTINUED)

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

COMPARATIVE FINANCIAL ANALYSIS

(In thousands, except per share data)

	THREE MONTHS ENDED		NINE MONTHS ENDED
	9/30/03	9/30/02	9/30/03	9/30/02
	(Unaudited)		(Unaudited)
Revenues
Commissions and fees	$137,133	$126,834	$415,500	$320,222
Investment income	775	633	2,253	1,606
Other	1,466	1,023	3,146	2,233
	139,374	128,490	420,899	324,061
Operating expenses
Compensation and employee benefits	73,856	69,795	225,515	175,849
Other operating expenses	24,051	21,922	71,482	56,478
Depreciation expense	2,322	1,998	6,902	5,438
Amortization of intangibles	2,353	1,920	6,708	3,004
Interest expense	2,556	3,786	8,095	7,489
Integration costs[1]	3,174	-	3,174	-
Retirement benefit[2]	-	-	5,195	-
	108,312	99,421	327,071	248,258
INCOME BEFORE INCOME TAXES AND
CUMULATIVE EFFECT OF ACCOUNTING
CHANGE	31,062	29,069	93,828	75,803
Income taxes	12,677	11,820	38,280	30,868
Income before cumulative effect of accounting change	18,385	17,249	55,548	44,935
Cumulative effect of accounting change, net of tax[3]	-	-	-	3,944
NET INCOME	$ 18,385	$ 17,249	$ 55,548	$ 48,879

Net Income Per Share - Basic:
Income before cumulative effect of accounting change	$0.52	$0.59	$1.62	$1.58
Cumulative effect of accounting change, net of tax[3]	-	-	-	0.13
Net income	$0.52	$0.59	$1.62	$1.71

Net Income Per Share – Assuming Dilution:
Income before cumulative effect of accounting change	$0.50	$0.53	$1.53	$1.41
Cumulative effect of accounting change, net of tax[3]	-	-	-	0.12
Net income	$0.50	$0.53	$1.53	$1.53

Dividends Per Share	$0.0925	$0.0900	$0.2750	$0.2675

Weighted Average Number
of Shares Outstanding:
Basic	35,031	29,124	34,208	28,522
Assuming Dilution	36,529	33,170	36,192	32,569

_________________________

[1]	Integration costs represent one-time costs including severance, other employee-related costs and branding-related expenses.
[2]

The company recorded a one-time retirement benefit charge for the quarter ended March 31, 2003, representing a contractual retirement benefit for Andrew L. Rogal, the company’s former chairman and chief executive officer.

[3]

Effective January 1, 2002, the company changed its revenue recognition policy for commissions on premiums billed by insurance carriers on middle-market property and casualty business from when received to the later of effective date of insurance coverage or billing date.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(In thousands)

	SEPTEMBER 30, 2003	DECEMBER 31, 2002[1]
	(Unaudited)
ASSETS CURRENT ASSETS
Cash and cash equivalents	$137,994	$134,692
Receivables (net)	212,966	201,364
Prepaid expenses and other	15,105	21,509
TOTAL CURRENT ASSETS	366,065	357,565

PROPERTY & EQUIPMENT (NET)	22,647	20,386

INTANGIBLE ASSETS (NET)	584,703	441,973

OTHER ASSETS	13,960	13,100
	$987,375	$833,024

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES
Premiums payable to insurance companies	$271,550	$235,057
Accounts payable	13,134	10,115
Accrued expenses	32,032	39,142
Premium deposits and credits due customers	40,488	33,998
Current portion of long-term debt	8,768	5,733
TOTAL CURRENT LIABILITIES	365,972	324,045

LONG-TERM DEBT	161,635	177,151

OTHER LONG-TERM LIABILITIES	34,524	21,180

SHAREHOLDERS’ EQUITY
Common Stock (outstanding 35,721 and 33,484
shares, respectively)	236,074	168,558
Retained earnings	189,041	143,005
Accumulated other comprehensive income (loss)	129	(915)
	425,244	310,648
	$987,375	$833,024

___________________

[1]	Reclassified to conform to current year presentation.

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

This press release contains references to financial measures that exclude certain charges and non-recurring items. The company believes that these adjusted financial measures provide additional measures of performance that investors can use in evaluating the company’s performance between reporting periods. The schedule below provides a reconciliation of these financial measures to those prepared in accordance with accounting principles generally accepted in the United States (GAAP).

	NET INCOME		NET INCOME PER SHARE ASSUMING DILUTION
	THREE MONTHS ENDED		THREE MONTHS ENDED
	9/30/03	9/30/02	9/30/03	9/30/02
	(Unaudited)		(Unaudited)

GAAP NET INCOME	$18,385	$17,249	$0.50	$0.53
Excluding:
Non-operating gains, net of tax	(391)	(56)	(0.01)	--
Integration costs, net of tax	1,936	--	0.06	--
OPERATING NET INCOME	$19,930	$17,193	$0.55	$0.53

	OPERATING MARGIN		OPERATING REVENUE
	THREE MONTHS ENDED		THREE MONTHS ENDED
	9/30/03	9/30/02	9/30/03	9/30/02
	(Unaudited)		(Unaudited)

GAAP NET INCOME / REVENUE	$18,385	$17,249	$139,374	$128,490
Excluding:
Non-operating gains	(662)	(94)	(662)	(94)
Amortization of intangibles	2,353	1,920	--	--
Interest expense	2,556	3,786	--	--
Integration costs	3,174	--	--	--
Income taxes	12,677	11,820	--	--
OPERATING MARGIN / REVENUE	$38,483	$34,681	$138,712	$128,396

HILB ROGAL & HOBBS COMPANY AND SUBSIDIARIES

GAAP MEASURES RECONCILIATION

(In thousands, except per share data)

	NET INCOME		NET INCOME PER SHARE ASSUMING DILUTION
	NINE MONTHS ENDED		NINE MONTHS ENDED
	9/30/03	9/30/02	9/30/03	9/30/02
	(Unaudited)		(Unaudited)

GAAP NET INCOME	$55,548	$48,879	$1.53	$1.53
Excluding:
Non-operating (gains) losses, net of tax	(313)	68	(0.01)	--
Integration costs, net of tax	1,936	--	0.06	--
Retirement benefit, net of tax	3,169	--	0.09	--
Cumulative effect of accounting change, net of tax	--	(3,944)	--	(0.12)
OPERATING NET INCOME	$60,340	$45,003	$1.67	$1.41

	OPERATING MARGIN		OPERATING REVENUE
	NINE MONTHS ENDED		NINE MONTHS ENDED
	9/30/03	9/30/02	9/30/03	9/30/02
	(Unaudited)		(Unaudited)

GAAP NET INCOME / REVENUE	$55,548	$48,879	$420,899	$324,061
Excluding:
Non-operating (gains) losses	(531)	115	(531)	115
Amortization of intangibles	6,708	3,004	--	--
Interest expense	8,095	7,489	--	--
Integration costs	3,174	--	--	--
Retirement benefit	5,195	--	--	--
Income taxes	38,280	30,868	--	--
Cumulative effect of accounting change, net of tax	--	(3,944)	--	--
OPERATING MARGIN / REVENUE	$116,469	$86,411	$420,368	$324,176

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